FOR IMMEDIATE RELEASE

Napster Announces Postponement of Annual Meeting

Los Angeles, CA — Sept. 15, 2008 – Napster, Inc. (Nasdaq:NAPS) announced today that its 2008 Annual Meeting of Stockholders, originally scheduled to be held at 10:00 a.m. on Thursday, September 18, 2008, has been postponed. The postponement was made in connection with the announcement today that Napster has entered into a definitive merger agreement to be acquired by Best Buy Co., Inc. If the merger is not completed, Napster intends to reschedule the 2008 Annual Meeting of Stockholders and notify stockholders of the date, time and location of the rescheduled meeting.

About Napster
Napster, the pioneer of digital music, offers the ultimate in interactive music experiences, creating better ways to discover, share, acquire and enjoy music - anytime, anywhere. The company’s offerings include “Napster” (www.Napster.com) - the most popular, on-demand music subscription service in the world and the largest, most comprehensive MP3 download store on the market; “Freenapster” (www.freenapster.com), a unique Web experience offering free, on-demand music legally in the U.S.; and “Napster Mobile,” one of the industry’s fastest growing mobile music platforms, providing the premier mobile music experience for customers in 11 global markets. Headquartered in Los Angeles, Napster's services are available in markets across the Americas, Europe and Japan.

Copyright (C) 2008 Napster, LLC. All rights reserved. Napster, Napster Mobile, Napster To Go and Napster Light are either trademarks or registered trademarks of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.

Contact:
Investor and Media Relations Contacts for Napster:
The Blueshirt Group
Alex Wellins, 415-217-7722
alex@blueshirtgroup.com
Jeff Fox, 415-217-7722
jeff@blueshirtgroup.com
or
Media Contact for Proxy Issues:
Sitrick and Company
Jim Bates, 310-788-2850
james_bates@sitrick.com